Exhibit 3.5

LIMITED LIABILITY COMPANY AGREEMENT

OF

LYB INTERNATIONAL FINANCE III, LLC

a Delaware limited liability company

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of LYB INTERNATIONAL FINANCE III, LLC (the “Company”), dated as of March 9, 2018, is adopted, executed and agreed to by Lyondell Chemical Company, a Delaware corporation (the “Sole Member”).

1. Formation. The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The Company shall have perpetual existence.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Members. Lyondell Chemical Company, a Delaware corporation, shall be the sole member of the Company.

5. Contributions. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Distributions. Distributions (including, without limitation, liquidating distributions) made by the Company shall be allocated 100% to the Sole Member.

7. Management. The management of the Company shall be completely and exclusively vested in the Sole Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member.

8. Officers. The Sole Member may designate one or more persons to be officers of the Company. Officers are not “managers,” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Sole Member may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Sole Member. Any officer may be removed as such, either with or without cause, by the Sole Member. Designation of an officer shall not of itself create contract rights.

9. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event will cause the Company to dissolve.

10. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

11. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

12. Liability. The Sole Member and any officers of the Company shall not have any liability for the obligations, debts or liabilities of the Company except to the extent provided in the Act.

13. Duties, Exculpation and Indemnity.

(a) Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, to the fullest extent permitted by applicable law, the Sole Member shall have no fiduciary or other duties (including any duty of disclosure) to the Company, any officer or any other person that is a party to or bound by this Agreement. To the fullest extent permitted by applicable law, neither the Sole Member nor its partners, members or equityholders nor any of its directors, managers, officers or employees (individually, a “Member Covered Person” and, collectively, the “Member Covered Persons”) shall, in their capacities as Member Covered Persons, be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by any Member Covered Person. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Member Covered Person against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Member Covered Person (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Member Covered Person in its capacity as a Member Covered Person in connection with the Company, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such Member Covered Person engaged in actual fraud or willful misconduct. Reasonable expenses, including reasonable attorneys’ fees and disbursements, incurred by a Member Covered Person and relating to any proceeding in connection with which indemnification is sought under this Section shall be advanced by the Company upon written demand by such Member Covered Person; provided that such Member Covered Person shall reimburse the Company for such expenses if it is finally determined that such Member Covered Person is not entitled to indemnification hereunder.

(b) To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless (i) each officer of the Company and (ii) each person who is or was an employee of the Company or a director, officer or employee of any subsidiary of the Company who the Sole Member expressly designates as being entitled to the rights to indemnification set forth in this Section 13(b) in a written resolution (individually, an “O&E Covered Person” and, collectively, the “O&E Covered Persons”) against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the O&E Covered Person (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the O&E Covered Person in its capacity as an O&E Covered Person in connection with the Company to the same extent as if the Company were a corporation organized under the laws of the State of Delaware that indemnified and held harmless its directors, officers, employees and agents to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on date of this Agreement (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such O&E Covered Person would not be so entitled to be indemnified and held harmless if the Company were a corporation organized under the laws of the State of Delaware that indemnified and held harmless its directors, officers, employees and agents to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on date of this Agreement (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement). Reasonable expenses, including reasonable attorneys’ fees and disbursements, incurred by a O&E Covered Person and relating to any proceeding in connection with which indemnification is sought under this Section shall be advanced by the Company upon written demand by such O&E Covered Person; provided that such O&E Covered Person shall reimburse the Company for such expenses if it is finally determined that such O&E Covered Person is not entitled to indemnification hereunder.

(c) The rights to indemnification and advancement of expenses set forth in this Agreement shall not limit any rights to indemnification and advancement of expenses that may be available to any Member Covered Person or O&E Covered Person pursuant to any other agreement, arrangement or entitlement, whether by or from the Sole Member or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Limited Liability Company Agreement to be duly executed as of the date first set forth above.

LYONDELL CHEMICAL COMPANY

By:	/s/ Thomas Aebischer
Name:	Thomas Aebischer
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Limited Liability Company Agreement of

LYB International Finance III, LLC